                                                                     EXHIBIT 12

                           CINCINNATI MILACRON INC.
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)


                                     1994   1993      1992   1991      1990
                                     ----- ------     ----- ------     -----
                                          (DOLLARS IN MILLIONS)
Earnings:
Income (loss) before taxes.........  $48.9 $(37.2)    $27.0 $(73.4)    $(7.8)
Add fixed charges (see below)......   25.0   21.7      22.4   21.9      23.4
Other adjustments(a)...............    --     --        --     (.4)     (1.2)
                                     ----- ------     ----- ------     -----
Earnings as defined................  $73.9 $(15.5)    $49.4 $(51.9)    $14.4
                                     ===== ======     ===== ======     =====
Fixed Charges:
Interest expense...................  $17.9 $ 15.7     $19.1 $ 19.1     $19.7
Other adjustments(a)...............    7.1    6.0       3.3    2.8       3.7
                                     ----- ------     ----- ------     -----
Fixed charges as defined...........  $25.0 $ 21.7     $22.4 $ 21.9     $23.4
                                     ===== ======     ===== ======     =====
Ratio of earnings to fixed charges.    3.0 $(37.2)(b)   2.2 $(73.8)(c) $(9.0)(d)
                                     ===== ======     ===== ======     =====

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(a) Other adjustments in the earnings computation represents capitalized interest. Other adjustments in the fixed charges computation represents capitalized interest and a portion of rental expense representative of an interest factor.
(b) The deficiency of $37.2 million in fiscal year 1993 resulted from a charge of $47.1 million for the consolidation of domestic machine tool manufacturing operations and charges totaling $22.8 million for the disposition of the Company's Sano business.
(c) The deficiency of $73.8 million in fiscal year 1991 resulted from a charge of $75.1 million for plant closing and the relocation of certain machine tool manufacturing operations.
(d) The deficiency of $9.0 million in fiscal year 1990 resulted from a charge of $26.6 million for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.

NOTE:

The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before taxes and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of an interest factor.